As filed with the Securities and Exchange Commission on May 29, 2026

Registration No. 333-[___]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUTURE FINTECH GROUP INC.

(Exact name of registrant as specified in its charter)

Florida	98-0222013
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

02B-03A, 23/F, Sino Plaza, 255-257 Gloucester Road

Causeway Bay, Hong Kong

N/A

(Address of Principal Executive Offices) (Zip Code)

Future FinTech Group Inc. 2025 Omnibus Equity Plan

(Full title of the plan)

COGENCY GLOBAL INC.

122 E. 42ND ST

18th Fl.

NEW YORK, NY 10168

P: 800.221.0102

F: 800.944.6607

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Laura Hemmann, Esq.

iTKG Law LLC

100 Corporate Drive, Suite 302

Lebanon, NJ 08833

United States

+1 (835)-222-4854

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Future FinTech Group Inc., a Florida corporation (the “Registrant”), to register 1,250,000 shares of common stock, par value $0.001 per share (“Common Stock”), issuable under the Future FinTech Group Inc. 2025 Omnibus Equity Plan (the “Plan”). The Future FinTech Group Inc. 2025 Omnibus Equity Plan originally authorized 5,000,000 shares of common stock for issuance thereunder. The share amount registered hereby reflects the proportional adjustment of such share reserve to 1,250,000 shares as a result of the Registrant’s 1-for-4 reverse stock split effected in January 2026, pursuant to the adjustment provisions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with the Commission as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 18, 2026;

●	the Registrant’s Current Report on Form 8-K filed with the Commission on December 17, 2025, to the extent filed and not furnished;

●	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2025, to the extent filed and not furnished; and

●	the description of the Registrant’s Common Stock contained in the Registrant’s registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including the description of securities filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports or portions thereof that are deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable. The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Florida. The Florida Business Corporation Act provides, among other things, that a Florida corporation may indemnify a person who is a party to a proceeding because the person is or was a director or officer of the corporation against liability incurred in the proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The Florida Business Corporation Act also provides for mandatory indemnification in certain circumstances and permits advancement of expenses, subject to the limitations and procedures set forth therein.

The Registrant’s articles of incorporation, bylaws and indemnification agreements may provide for indemnification and advancement of expenses to directors and officers to the fullest extent permitted by applicable law, subject to the limitations of the Florida Business Corporation Act and other applicable law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits listed in the Exhibit Index immediately preceding the signature page are filed as part of, or incorporated by reference in, this Registration Statement.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Articles of Incorporation, dated June 6, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 9, 2017).
4.2	Articles of Amendment to the Second Amended and Restated Articles of Incorporation filed with the Department of State of Florida on March 27, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 1, 2025).
4.3	Articles of Amendment to the Second Amended and Restated Articles of Incorporation filed with the Department of State of Florida on September 8, 2025 (incorporated by reference to Exhibit 3.8 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025).
4.4	Articles of Amendment to the Second Amended and Restated Articles of Incorporation filed with the Department of State of Florida on January 8, 2026 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 14, 2026).
4.5	Amended and Restated Bylaws, dated August 6, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 26, 2025).
4.6	Description of the Registrant’s Common Stock registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025).
4.7	Future FinTech Group Inc. 2025 Omnibus Equity Plan.
5.1	Opinion of Anthony, Linder & Cacomanolis, PLLC regarding the legality of the shares being registered.
23.1	Consent of Fortune CPA, Inc.
23.2	Consent of Anthony, Linder & Cacomanolis, PLLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Causeway Bay, Hong Kong, on May 29, 2026.

FUTURE FINTECH GROUP INC.

By:	/s/ Hu Li
Name:	Hu Li
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hu Li as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hu Li	Chief Executive Officer and Director	May 29, 2026
Hu Li	(Principal Executive Officer)

/s/ Ting Ouyang	Chief Financial Officer and Director	May 29, 2026
Ting Ouyang	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mingyong Hu	Director	May 29, 2026
Mingyong Hu

/s/ Mingjie Zhao	Director	May 29, 2026
Mingjie Zhao

/s/ David Xu	Director	May 29, 2026
David Xu